Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact	Imagenetix Investor Relations	William P. Spencer
		(858)674-8466	Chief Executive Officer
Imagenetix, Inc.
Tel: (858) 674-8455

IMAGENETIX, INC. REPORTS THIRD QUARTER
 AND NINE MONTH RESULTS

•	Third Quarter Revenue Increases by 102% from Prior Year
•	Third Quarter After Tax Income Rounds to Break Even
•	Nine Month Revenue Increases by 54% From Prior Year
•	Nine Month After Tax Income of $786,000

San Diego, CA***February 11, 2009***Imagenetix, Inc. (OTCBB:IAGX) announced today results for its third fiscal quarter and nine month period ending December 31, 2008. Net sales for the quarter were $2,084,000, an increase of 102% from the reported $1,032,000 for the same period of the prior fiscal year. For the nine month period, net sales increased by 54% to $6,134,000 from $3,988,000 reported in the prior nine month period.

Imagenetix broke-even during the third quarter,($.00) per share, compared to a loss of ($395,000), ($.04) per share, during the same quarter for the prior fiscal year. For the nine month period, after tax income increased to $786,000, $.07 per share, compared to a loss of ($1,461,000), ($.13) per share, in the previous nine month period.

Commenting on the results for the quarter, Mr. William P. Spencer, Imagenetix’s Chief Executive Officer, said, “Increased profit margins for the quarter were attributable to an increase in mass market sales of Inflame Away-Celadrin®  and was the primary reason for the Company’s improved bottom line performance.  We also ended the quarter in a debt-free and favorable financial liquidity position.”

Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis.  Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution.  In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.  Imagenetix is the creator of Inflame Away®-Celadrin®.  Please visit, www.celadrin.com or www.imagenetix.net.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected.  Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company’s SEC filings, including its Form 10-K for the year ended March 31, 2008.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$2,084	$1,032	$6,134	$3,988
Cost of sales	1,019	647	3,380	2,267
Gross profit	1,065	385	2,754	1,721
Gross profit percent	51.1%	37.3%	44.9%	43.2%

Operating expenses:
General and administrative	565	582	1,590	1,916
Payroll expense	249	240	842	812
Consulting expense	256	230	845	709
Operating expenses	1,070	1,052	3,277	3,437

Operating income (loss)	(5)	(667)	(523)	(1,716)
Other income	5	6	23	28
Settlement income	-	-	1,785	-
Interest expense	-	(1)	(1)	(4)
Income (loss) before income taxes	-	(662)	1,284	(1,692)
Income tax expense (benefit)	-	(267)	498	(231)

Net income (loss)	$-	$(395)	$786	$(1,461)

Income (loss) per share:
Basic	$-	$(0.04)	$0.07	$(0.13)
Diluted	$-	$(0.04)	$0.07	$(0.13)

Weighted average common shares outstanding:
Basic	11,011	10,953	10,985	10,913
Diluted	11,011	10,953	11,009	10,913

Imagenetix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	March 31,
	2008	2008
Assets:
Current assets:
Cash and cash equivalents	$1,705	$1,023
Accounts receivable, net	1,216	766
Inventories, net	1,475	1,110
Prepaid expenses and other current assets	151	252
Deferred tax asset	321	862
Total current assets	4,868	4,013

Property and equipment, net	126	112
Long-term prepaid expenses	33	42
Other assets	253	218

Total assets	$5,280	$4,385

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$700	$714
Accrued liabilities	71	72
Customer deposits	3	63
Contract payable	92	46
Short term license payable	12	34
Total current liabilities	878	929

Long term license payable	-	3

Stockholders' equity	4,402	3,453

Total liabilities and stockholders' equity	$5,280	$4,385